News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ANNOUNCES BOARD CHANGES

John (Jack) F. Smith Jr. to Retire: Kenneth I. Chenault Appointed to Board of Directors

CINCINNATI, April 21, 2008 – The Procter & Gamble Company (NYSE: PG) today announced that John (Jack) F. Smith (70) will retire from the board following P&G’s April board meeting after 13 years of service.

Mr. Smith has served on the board since 1995 and was chairman of the audit committee and a member of the governance & public responsibility committee.  He was formerly chairman of the board and chief executive officer of General Motors Corporation and is retired chairman of the board of Delta Air Lines, Inc. He is also a director of Swiss Reinsurance Company.

“Jack has been an outstanding board member who has made significant contributions to the success of P&G’s business.  We thank him for his tireless efforts and wish him continued success in the future,” commented A. G. Lafley, P&G’s chairman and chief executive officer.

The company also announced the appointment of Kenneth I. Chenault (56),  chairman and chief executive officer of American Express Company (NYSE: AXP), to the company’s board of directors effective immediately.

Mr. Lafley added: “Ken Chenault is an exceptional business leader with a broad and deep understanding of how to win in the global marketplace. His experience and knowledge will make him a valued board member.”

Mr. Chenault joined American Express in September 1981 from Bain & Co and held several senior management positions at the company prior to his appointment as chairman and CEO in 2001.  He holds a JD from Harvard Law School and a BA in history from Bowdoin College.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, Director, Corporate Media Relationships
Tel: +1 513 983 3465
Email: fox.pd@pg.com